SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2004

KITE REALTY GROUP TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-32268	11-3715772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 S. Meridian Street Suite 1100 Indianapolis, IN		46204
(Address of principal executive offices)		(Zip Code)

(317) 577-5600

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On December 15, 2004, we amended our $150 million secured revolving credit facility with Wachovia Bank, National Association and Lehman Commercial Paper Inc.  Under the facility as amended and provided that no event of default exists, we are permitted to make distributions to our shareholders of up to 105% of our funds from operations for the fiscal quarter ending December 31, 2004 and the period of two fiscal quarters ending March 31, 2005, 100% for the period of three fiscal quarters ending June 30, 2005 and four fiscal quarters ending September 30, 2005 and 95% for the period of four fiscal quarters ending December 31, 2005 and for each period of four fiscal quarters ending thereafter.  If an event of default exists, we may only make distributions sufficient to maintain our REIT status.  We also amended the financial covenant relating to our minimum implied debt service ratio for the fiscal quarter ending December 31, 2004 so that the test applies with respect to the operations for that fiscal quarter only, and made a clarifying amendment to our financial covenant relating to our minimum tangible net worth.

Item 9.01.                                          Financial Statements and Exhibits.

(c)                                  The following exhibits are filed as part of this report:

Exhibit 10.1

First Amendment to Credit Agreement, dated as of December 15, 2004, by and among Kite Realty Group, L.P., Kite Realty Group Trust, the financial institutions signatory thereto and Wachovia Bank, National Association, as Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE REALTY GROUP TRUST

Date: December 20, 2004	By:	/s/ Daniel R. Sink
Daniel R. Sink
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Document

10.1

First Amendment to Credit Agreement, dated as of December 15, 2004, by and among Kite Realty Group, L.P., Kite Realty Group Trust, the financial institutions signatory thereto and Wachovia Bank, National Association, as Agent.